UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 9, 2014

CHANTICLEER HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-29507	20-2932652
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

7621 Little Avenue, Suite 414 Charlotte, North Carolina	28226
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (704) 366-5122

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 9, 2014, Chanticleer Holdings, Inc. (the “Company”) entered into and consummated an Asset Purchase Agreement (the “Asset Purchase Agreement”) with The Burger Company, LLC, a limited liability company organized under the laws of North Carolina (“TBC”) and American Burger Morehead, LLC (“ARB Morehead”), a limited liability company organized under the laws of North Carolina and wholly owned by American Roadside Burger, Inc., a wholly owned subsidiary of the Company.

Pursuant to the terms of the Asset Purchase Agreement, ARB Morehead acquired substantially all of the assets of TBC. In consideration of the purchased assets, the Company agreed to pay a purchase price consisting of two hundred fifty thousand dollars in cash and shares of the Company’s common stock, $0.0001 par value per share, equal to three hundred thousand dollars in the aggregate (the “Stock Consideration”). The Company and TBC agreed to hold a portion of the Stock Consideration equal to fifty thousand dollars in escrow for a period of six months from the closing date of the Asset Purchase Agreement.

The summary of the Asset Purchase Agreement described above is qualified in its entirety by reference to the Asset Purchase Agreement, which is filed as Exhibits 10.1 to this Current Report.

Item 3.02	Unregistered Sales of Equity Securities.

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 3.02.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits.

Exhibit	Description
10.1	Asset Purchase Agreement by and between Chanticleer Holdings, Inc., The Burger Company, LLC and American Burger Morehead, LLC dated September 9, 2014.
99.1	Press Release of Chanticleer Holdings, Inc. dated September 10, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CHANTICLEER HOLDINGS, INC.

	By:	/s/ Michael D. Pruitt
Dated: September 10, 2014		Michael D. Pruitt
Chief Executive Officer